Exhibit 99

CONTACT:

Kiley F. Rawlins, CFA

Divisional Vice President

(704) 849-7496

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR ANNOUNCES FIRST QUARTER EARNINGS

MATTHEWS, NC, December 21, 2005—Family Dollar Stores, Inc. (NYSE: FDO), reported that net income per diluted share for the first quarter of fiscal 2006 ended November 26, 2005, was $0.32 compared with $0.32 for the first quarter of fiscal 2005 ended November 27, 2004.  Net income for the first quarter was $51.4 million, or 5.5% below net income of $54.4 million for the first quarter of fiscal 2005.

“Last year, our Company made significant investments in four key initiatives:  the installation of refrigerated coolers, the Urban Initiative, the Treasure Hunt merchandise program, and new stores.  This year, we are accelerating investment in initiatives that performed well and are focusing efforts to improve initiatives that did not fully meet our expectations,” said Howard R. Levine, Chairman and Chief Executive Officer.  “While the macro-economic environment continues to be challenging for our customers, we are executing against our plan and experiencing positive results.  In the first quarter, we increased profitability in our Urban Initiative markets and opened 73 new stores as planned.  We installed refrigerated coolers in approximately 400 stores and improved the coordination of merchandising, marketing and store operations in support of our Treasure Hunt initiative.  I am pleased with the improvements we have made this quarter, and I believe that with the support and commitment of all our hardworking Associates, these initiatives will position us well for future profitable growth.”

As previously reported, sales for the first quarter of fiscal 2006 were approximately $1.511 billion, or 9.5% above sales of approximately $1.380 billion for the first quarter of fiscal 2005.  Sales in comparable stores increased approximately 3.0%.  The customer count, as measured by the number of register transactions in comparable stores, decreased approximately 2.1%, and the average transaction increased approximately 5.1% to $9.36.

During the first quarter of fiscal 2006, Hurricanes Katrina, Rita and Wilma struck the U.S. Gulf Coast and Florida, impacting numerous stores in the afflicted areas.  Since the Company’s stores are widely dispersed, lost sales due to closed stores resulting from damage or power outages were generally limited and were offset by increased sales in other stores.  The most significant storm-related losses were related to the loss of merchandise inventories, furniture and fixtures and leasehold improvements at individual stores in the paths of the storms.  The Company expects the majority of the losses incurred will be covered by insurance.

The gross profit margin, as a percentage of sales, was 33.6% in the first quarter of fiscal 2006 compared to 33.4% in the first quarter of fiscal 2005.  As a percentage of sales, lower inventory shrinkage and improved initial merchandise mark-up offset higher freight costs resulting from higher fuel costs and slightly higher markdown expense.

Selling, general and administrative expenses, as a percentage of sales, increased to 28.1% in the first quarter of fiscal 2006 from 27.2% in the first quarter of fiscal 2005.  The increase, as a percentage of sales, was a result of higher occupancy costs, insurance costs and compensation expense related to stock-based compensation.  In the first quarter of fiscal 2006, the Company adopted Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) for its share-based compensation plans.  Under SFAS 123R, all share-based compensation cost is recognized as an expense in the income statement.  Results for the first quarter of fiscal 2005 did not include any stock-based compensation.

On September 27, 2005, the Company obtained $250 million through a private placement under Section 4(2) of the Securities Act of 1933, as amended, of unsecured Senior Notes (the “Notes”) to a group of institutional accredited investors.  In the first quarter of fiscal 2006, the Company recorded interest expense of approximately $2.2 million related to the Notes.  Net interest expense for the quarter was $1.3 million.  The Company had no outstanding debt in the first quarter of fiscal 2005.

On October 4, 2005, the Company executed an overnight share repurchase transaction with a bank for the acquisition of ten million shares, or approximately 6%, of the Company’s outstanding Common Stock.  The transaction was financed with the proceeds of the Notes.  There were no other purchases of Common Stock during the first quarter of fiscal 2006.  As of November 26, 2005, the Company had approximately 6.9 million shares authorized to be purchased.

The Company’s inventories at November 26, 2005, were $1,110.8 million, or 7.6% above inventories of $1,032.8 million at November 27, 2004.  Inventory on a per store basis at November 26, 2005, was relatively flat compared with inventory on a per store basis at November 27, 2004.

In the first quarter of fiscal 2006, capital expenditures were $48.8 million compared with $43.0 million in the first quarter of fiscal 2005.  During the first quarter of fiscal 2006, the Company opened 73 new stores and closed 19 stores.

Outlook

For the fiscal year ending August 26, 2006, the Company expects comparable store sales to increase 2% to 4%.  The Company believes that higher transportation expense resulting from higher fuel costs and the impact of a continued mix shift toward lower-margin consumable merchandise will continue to pressure gross profit margin in fiscal 2006.  In addition, the Company expects that operating expenses, as a percentage of sales, will be higher in fiscal 2006, reflecting higher occupancy costs, increased compensation expense associated with stock-based compensation, and the continued funding of the Urban Initiative program.  Using these assumptions, the Company expects earnings per share to be between $1.30 and $1.39, including the impact of the expensing of stock options as required by SFAS 123R and other new compensation programs, and including the accretive benefit of the Company’s share repurchase program.

As previously announced, the Company’s comparable store sales plan for the month of December is an increase of 2% to 4%.  The biggest shopping days of the season have not yet occurred, and results for the full month will be significantly impacted by the next several days.  If current sales trends continue, the Company expects comparable store sales for the month of December to increase 2% to 3%.  For the second quarter, the Company expects comparable store sales to increase 2% to 3% and expects earnings per share to be between $0.45 and $0.50.

Cautionary Statements

Certain statements contained in this press release, including statements regarding anticipated insurance recoveries and those set forth under the caption “Outlook,” are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future.  Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to:

•                  competitive factors and pricing pressures, including energy prices,

•                  changes in economic conditions,

•                  the impact of acts of war or terrorism,

•                  changes in consumer demand and product mix,

•                  unusual weather or natural disasters that may impact sales and or operations,

•                  the impact of inflation,

•                  merchandise supply and pricing constraints,

•                  success of merchandising and marketing programs,

•                  the Company’s ability to successfully execute its ongoing operational functions,

•                  general transportation or distribution delays or interruptions,

•                  dependence on imports,

•                  changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates,

•                  success of new store opening programs,

•                  costs and delays associated with building, opening and operating new distribution facilities and stores,

•                  costs, potential problems and achievement of results associated with the implementation of programs, systems and technology, including supply chain systems, store technology, cooler installations, Urban Initiative programs, and real estate expansion goals,

•                  changes in food and energy prices and their impact on consumer spending and the Company’s costs,

•                  adverse impacts associated with legal proceedings and claims,

•                  changes in shrinkage,

•                  changes in health care and other insurance costs,

•                  the Company’s ability to attract and retain employees,

•                  changes in state or federal legislation or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.

Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties, including those set forth under “Cautionary Statement Regarding Forward-Looking Statements” in “Management’s Discussion and Analysis of Financial Condition” in the Company’s Annual Report on Form 10-K.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

First Quarter Earnings Conference Call Information

The Company will host a conference call today, December 21, 2005, at 10:00 A.M. ET to discuss the results.  If you wish to participate, please call 1-888-935-0258 for domestic USA calls and 773-756-0828 for international calls at least 10 minutes before the call is scheduled to begin.  The passcode for the conference call is “FAMILY DOLLAR.”  A replay of the call will be available from 12:00 Noon ET, December 21, 2005, through December 27, 2005, by calling 1-866-502-6119 for domestic USA calls and 203-369-1860 for international calls.

There also will be a live webcast of the conference call that can be accessed at http://www.familydollar.com/investors.aspx?p=irhome.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, December 21, 2005.

About Family Dollar Stores, Inc.

With more than 5,900 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the First Quarter Ended
(in thousands, except per share amounts)	November 26, 2005	% of Net Sales	November 27, 2004	% of Net Sales
Net sales	$1,511,457	100.0%	$1,380,245	100.0%

Cost of sales	1,003,254	66.4%	919,893	66.6%

Gross margin	508,203	33.6%	460,352	33.4%

Selling, general and administrative expenses	425,291	28.1%	375,711	27.2%

Operating profit	82,912	5.5%	84,641	6.2%

Interest expense (income), net	1,342	0.1%	(524)	0.0%

Income before income taxes	81,570	5.4%	85,165	6.2%

Income taxes	30,181	2.0%	30,736	2.2%

Net income	$51,389	3.4%	$54,429	4.0%

Net income per common share—basic	$0.32		$0.32
Average shares—basic	159,330		167,619

Net income per common share—diluted	$0.32		$0.32
Average shares—diluted	160,472		168,008

Dividends declared per common share	$0.095		$0.085

FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)	November 26, 2005	November 27, 2004	August 27, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$112,468	$102,683	$105,175
Investment securities	33,875	83,075	33,530
Merchandise inventories	1,110,785	1,032,754	1,090,791
Deferred income taxes	106,942	87,543	100,493
Prepayments and other current assets	36,243	25,164	24,779
Total current assets	1,400,313	1,331,219	1,354,768

Property and equipment, net	1,041,742	934,426	1,027,475
Other assets	26,623	14,543	27,258

Total assets	$2,468,678	$2,280,188	$2,409,501

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$831,640	$779,525	$890,339
Income taxes payable	38,175	29,139	4,272
Total current liabilities	869,815	808,664	894,611

Long-term debt	250,000	—	—
Deferred income taxes	84,278	87,861	86,824
Commitments and contingencies

Shareholders’ Equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares
Common stock, $.10 par; authorized 600,000,000 shares	17,887	18,796	18,887
Capital in excess of par	127,180	113,232	133,743
Retained earnings	1,498,943	1,539,063	1,654,861
	1,644,010	1,671,091	1,807,491
Less: common stock held in treasury, at cost	379,425	287,428	379,425

Total shareholders’ equity	1,264,585	1,383,663	1,428,066

Total liabilities and shareholders’ equity	$2,468,678	$2,280,188	$2,409,501

FAMILY DOLLAR STORES, INC. AND SUBSIDIARIES

Selected Additional Information

NET SALES BY DIVISION:

	For the First Quarter Ended
	November 26, 2005	% of Net Sales	November 27, 2004	% of Net Sales	Comparable Store Sales Change
Hardlines	$1,208.0	79.9%	$1,090.2	79.0%	4.2%
Softlines	$303.5	20.1%	$290.0	21.0%	-1.6%

STORES IN OPERATION:

November 26, 2005
Beginning Store Count	5,898
New Store Openings	73
Store Closings	(19)
Ending Store Count	5,952
Total Square Footage (000s)	50,319
Total Selling Square Footage (000s)	41,723

# # # #